Exhibit (d)(4)

RICHARD L. BREADY
Chairman and Chief Executive Officer
e-mail: bready@nortek-inc.com

March 13, 2007

PERSONAL AND CONFIDENTIAL

John Waldstein
President and Chief Executive Officer
International Electronics, Inc.
427 Turnpike Street
Canton, MA 02021

Dear Mr. Waldstein:

This letter will confirm our agreement to retain in strict confidence all information (whether oral or written) conveyed to us regarding International Electronics, Inc. (“IEI” or “the Company”), unless such information is publicly available, was known to us prior to your disclosure, is independently developed by us through no violation of this letter, or is or becomes available to us on a nonconfidential basis from a source other than the Company, provided that such other source is not bound by a confidentiality agreement with the Company. We will use such information only in connection with our consideration of whether to purchase IEI and will not otherwise use it in our business or disclose it to others, except that we shall have the right to communicate the information to such of our directors, officers, advisors and employees (if any) who are required by their duties to have knowledge thereof, provided that each such person is informed that such information is strictly confidential and subject to this agreement and agrees not to disclose or use such information except as provided herein. We hereby agree to be jointly and severally responsible for any breach of this agreement by our officers, directors, advisors, and/or employees, or any of our representatives. In the event that we or anyone to whom we transmitted any confidential information becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the confidential information covered by this agreement, we shall provide IEI with prompt prior written notice to that effect, and we will cooperate with IEI if it seeks to obtain a protective order concerning such confidential information.

We acknowledge that neither IEI nor any of its directors, officers, employees, stockholders, or agents make any representation as to, nor are we entitled to rely on, the accuracy or completeness of such information, and that neither IEI nor any of its directors, officers, employees, stockholders, or agents shall have any liability to us as a result of our use of such information. We shall be entitled to rely solely on the representations and warranties made to us in any final definitive agreement regarding a transaction.

NORTEK, INC., 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360 401-751-1600 FAX 401-751-4610

Mr. John Waldstein
3/13/2007

We also agree that without prior consent of IEI we will not disclose to any other person that we have received any information, that we are in discussions or negotiations with IEI as to a possible purchase of IEI, or that the stockholders are contemplating a possible sale of IEI.

We acknowledge that remedies at law may be inadequate to protect against breach of this letter agreement, and we hereby agree that, upon a showing of a breach of this letter agreement, you may be granted injunctive relief.

In the event that we do not purchase IEI, we agree to destroy all financial and other written information provided to us relating to IEI, including any memoranda, notes, or other writings prepared by us or our representatives based on such information, together with all copies of such information in our possession or under our control to which we have access.

This letter shall be governed by and construed in accordance with the laws of the State of Rhode Island.

All obligations under this agreement shall terminate one year from the date hereof.

Please countersign and mail to my attention at Nortek Inc., 50 Kennedy Plaza, Providence, RI 02903, or fax to (401) 751-4610.

3-14-07

Richard L. Bready	Date
Chairman and Chief Executive Officer
Nortek, Inc.

3-14-07

John Waldstein	Date
President and Chief Executive Officer
International Electronics, Inc.

NORTEK, INC., 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360 401-751-1600 FAX 401-751-4610